Exhibit 99.1

Fairchild Semiconductor Reiterates Guidance for

the Fourth Quarter 2006

South Portland, Maine-- December 7, 2006--Fairchild Semiconductor (NYSE:FCS) the leading supplier of high performance products that optimize power, today reiterated its previous guidance for fourth quarter 2006 revenue to be flat to up 2% and gross margins to be 50 -- 200 basis points lower sequentially.

Fairchild also announced that management has approved a restructuring plan involving the consolidation and simplification of certain supply chain planning processes and the streamlining and transfer of certain information systems support activities. These transfers will allow for greater operating efficiency as resources will now be deployed much closer to key Asian business operations. Direct financial benefits will also result from the move to lower cost locations. The Company expects to record restructuring charges of approximately $4 million in the fourth quarter of 2006 and approximately $0.5 million in the first quarter of 2007 for severance and asset impairment costs related to these actions which are expected to generate future cost savings of approximately $3 million per year.

Fairchild expects to report its fourth quarter financial results before the market opens on January 25, 2007.

Special Note on Forward-Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors' actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and are available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today's leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry's broadest portfolio of components that optimize system power. Fairchild's 9,000 employees design, manufacture and market power, analog and mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:
Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Barb Ewen
Corporate Communications	Investor Relations	CHEN PR
(207)775-8728 Fax: (207) 775-8161	(207) 775-8660 Fax: (207) 775-8014	(781) 672-3114 Fax: (781) 466-8989
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	Email: bewen@chenpr.com